Exhibit 99.1

Contact:	Michael Grasher, EVP & CFO AMERISAFE, Inc. 337-463-9052

AMERISAFE ANNOUNCES 2013 FOURTH QUARTER

AND YEAR-END RESULTS

INCREASES REGULAR DIVIDEND 50%

ANNOUNCES SPECIAL DIVIDEND OF $0.50 PER SHARE

DeRidder, LA – February 26, 2014—AMERISAFE, Inc. (Nasdaq: AMSF), a specialty provider of hazardous workers’ compensation insurance, today announced results for the fourth quarter and year ended December 31, 2013.

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2013	2012	% Change	2013	2012	% Change
	(in thousands, except per share data)
Net premiums earned	$86,695	$78,741	10.1%	$329,983	$290,689	13.5%
Net investment income	6,763	6,698	1.0%	27,029	27,018	0.0%
Net realized gains (losses) on investments (pre-tax)	710	66	NM	(1,211)	2,979	NM
Net income	17,443	9,226	89.1%	43,637	29,353	48.7%
Diluted earnings per share	$0.92	$0.50	84.0%	$2.32	$1.58	46.8%
Operating net income	16,982	9,183	84.9%	44,424	27,417	62.0%
Operating earnings per share	$0.90	$0.49	83.7%	$2.37	$1.48	60.1%
Book value per share	$22.41	$20.88	7.3%	$22.41	$20.88	7.3%
Net combined ratio	80.0%	92.6%		90.0%	97.5%
Return on average equity	17.1%	9.8%		10.9%	8.0%

Commenting on fourth quarter results, Allen Bradley, AMERISAFE’s Chairman and Chief Executive Officer, stated, “During the fourth quarter of 2013 Amerisafe continued to witness favorable trends in its business with the combination of improved pricing, stable loss trends and expense management generating stellar results. From an industry perspective, the workers’ compensation market continues to exhibit evidence of stressed balance sheets, a difficult investing environment and a growing residual market, providing the ingredients for a sustained favorable operating environment, particularly in our niche high severity markets.”

Insurance Results

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2013	2012	% Change	2013	2012	% Change
	(in thousands)
Gross premiums written	$91,102	$81,140	12.3%	$372,177	$328,823	13.2%
Net premiums earned	86,695	78,741	10.1%	329,983	290,689	13.5%
Loss and loss adjustment expenses incurred	59,113	57,489	2.8%	228,973	219,903	4.1%
Underwriting and certain other operating costs, commissions and salaries and benefits	10,104	14,876	(32.1)%	67,116	61,433	9.3%
Policyholder dividends	62	544	NM	1,042	2,203	NM
Underwriting profit (pre-tax)	17,416	5,832	198.6%	32,852	7,150	359.5%
Insurance Ratios:
Current accident year loss ratio	73.2%	76.5%		73.2%	76.5%
Prior accident year loss ratio	(5.0)%	(3.5)%		(3.8)%	(0.9)%

Net loss ratio	68.2%	73.0%		69.4%	75.6%
Net underwriting expense ratio	11.7%	18.9%		20.3%	21.1%
Net dividend ratio	0.1%	0.7%		0.3%	0.8%

Net combined ratio	80.0%	92.6%		90.0%	97.5%

•	Voluntary premiums written increased 19.6% in the quarter and 15.6% for the year ended December 31, 2013 compared to the same periods in 2012. Additionally, payroll audits and related premium adjustments for policies written in previous periods increased premiums $3.2 million in the fourth quarter and $13.6 million in the year ended December 31, 2013. In 2012, these premium adjustments increased premium $7.9 million in the fourth quarter and $20.9 million for the full year.

•	The current accident year loss ratio for the fourth quarter was 73.2%. During the quarter the Company experienced $4.4 million of favorable prior year development, primarily attributable to accident years 2009 and 2010. In total, prior accident year development for year ended December 31, 2013 resulted in favorable development of $12.6 million, compared to favorable development of $2.5 million in 2012.

•	For the year ended December 31, 2013, the underwriting expense ratio declined 80bps from the prior year to 20.3%. Growth in premium earned combined with flat operating expenses more than off-set increases in commissions and total compensation. During the fourth quarter the Company benefited from the following reductions in estimates: a $1.7 million reduction of allowance for doubtful accounts; the reversal of accrued retaliatory premium taxes of $1.5 million; and $2.2 million reduction of a guaranty fund estimate.

•	The effective tax rate for the year ended December 31, 2013 rose to 26.3% compared to 21.0% in the same period in 2012. The increase resulted from continued improvement in our underwriting margins which created a higher proportion of underwriting income relative to tax-exempt investment income in 2013.

Janelle Frost, President and Chief Operating Officer, noted, “We are pleased with the operating results in the quarter. We maintained our pricing discipline, experienced favorable prior year loss development and benefited from our focus on expense management, resulting in an 80.0% combined ratio for the quarter and 90.0% for the full year. The operating results were supported by the emphasis on our core disciplines in a competitive environment. Those same disciplines have the company well-positioned for the future.”

Investment Results

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2013	2012	% Change	2013	2012	% Change
	(in thousands)
Net investment income	$6,763	$6,698	1.0%	$27,029	$27,018	0.0%
Net realized gains (losses) on investments (pre-tax)	710	66	NM	(1,211)	2,979	NM
Pre-tax investment yield	2.7%	3.0%		2.8%	3.1%
Tax equivalent yield (1)	3.9%	4.3%		3.9%	4.3%

(1)	The tax equivalent yield is calculated using the effective interest rate and a 35% marginal tax rate.

•	As of December 31, 2013, the carrying value of AMERISAFE’s investment portfolio, including cash and cash equivalents, was $1.0 billion. The fair value of the portfolio was $1.0 billion.

Capital Management

The Company’s Board of Directors increased the regular quarterly dividend from $0.08 per share to $0.12 per share, a 50.0% increase, payable on March 28, 2014 to shareholders of record as of March 14, 2014. The Board also approved an extraordinary dividend of $0.50 per share payable on March 28, 2014 to shareholders of record as of March 14, 2014.

Chairman and Chief Executive Officer, Allen Bradley, commented, “In light of our strong financial performance, Amerisafe continues to generate significant capital. The Board’s actions of increasing the regular dividend and paying shareholders an extraordinary cash dividend is a reflection of our solid operating results as well as a commitment to our shareholders.”

During the quarter, no shares were repurchased under the share repurchase plan. Since beginning of this plan, the Company has repurchased a total of 1,258,250 shares for $22.4 million, or an average per share price of $17.78, including commissions.

Non-GAAP Financials

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2013	2012	2013	2012
	(in thousands, except share and per share data)
Net income	$17,443	$9,226	$43,637	$29,353
Less: Net realized capital gains/(losses)	710	66	(1,211)	2,979
Tax effect of (gains)/losses (1)	(249)	(23)	424	(1,043)

Operating net income (2)	16,982	9,183	44,424	27,417

Average shareholders’ equity (3)	$408,763	$376,681	$399,018	$365,330
Less: Average other comprehensive income	(3,483)	3,547	(658)	2,597

Adjusted average shareholders’ equity	412,246	373,134	399,676	362,733

Diluted weighted average common shares	18,796,566	18,592,164	18,748,809	18,575,191
Return on average equity (4)	17.1%	9.8%	10.9%	8.0%
Operating return on average equity (2)	16.5%	9.8%	11.1%	7.6%
Diluted earnings per common share	$0.92	$0.50	$2.32	$1.58
Operating earnings per common share (2)	$0.90	$0.49	$2.37	$1.48

(1)	The tax effect of net realized capital gains is calculated assuming an annual tax rate of 35%.
(2)	Operating net income, operating return on average adjusted equity and operating earnings per share are each non-GAAP financial measures. Management believes that investor’s understanding of core operating performance is enhanced by AMERISAFE’s disclosure of these financial measures.
(3)	Average shareholders’ equity is calculated by taking the average of the beginning and ending shareholders’ equity.
(4)	Return on average equity is calculated by dividing the annualized net income by the average shareholders’ equity.

Conference Call Information

AMERISAFE has scheduled a conference call for February 27, 2014, at 10:30 a.m. Eastern Time, to discuss the fourth quarter results and the outlook for future periods. To participate in the conference call dial 720-545-0027 at least 10 minutes before the call begins and ask for the AMERISAFE conference call. A replay of the call will be available approximately two hours after the live broadcast ends and will be accessible through March 6, 2014. To access the replay, dial 855-859-2056 or 404-537-3406 and use the pass code 31770996.

Investors, analysts and the general public will also have the opportunity to listen to the conference call over the Internet by visiting http://www.amerisafe.com. To listen to the live call on the web, please visit the website at least fifteen minutes before the call begins to register, download and install any necessary audio software. For those who cannot listen to the live webcast, an archive will be available shortly after the call and will remain available for approximately 60 days at http://www.amerisafe.com.

About AMERISAFE

AMERISAFE, Inc. is a specialty provider of workers’ compensation insurance focused on small to mid-sized employers engaged in hazardous industries, principally construction, trucking and agriculture. AMERISAFE actively markets workers’ compensation insurance in 30 states and the District of Columbia.

Forward Looking Statements

Statements made in this press release that are not historical facts, including statements accompanied by words such as “will,” “believe,” “anticipate,” “expect,” “estimate,” or similar words are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding AMERISAFE’s plans and performance. These statements are based on management’s estimates and assumptions as of the date of this release and are not guarantees of future performance and include statements regarding management’s views and expectations of the workers’ compensation market, the Company’s growth opportunities, underwriting margins and actions by competitors. Actual results may differ materially from the results expressed or implied in these statements as the results of risks, uncertainties and other factors including the factors set forth in the Company’s filings with the Securities and Exchange Commission, including AMERISAFE’s Annual Report on Form 10-K for the year ended December 31, 2012. AMERISAFE cautions you not to place undue reliance on the forward-looking statements contained in this release. AMERISAFE does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release.

- Tables to follow -

AMERISAFE, INC. AND SUBSIDIARIES

Consolidated Statements of Income

(in thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2013	2012	2013	2012
	(unaudited)		(unaudited)
Revenues:
Gross premiums written	$91,102	$81,140	$372,177	$328,823
Ceded premiums written	(4,849)	(4,398)	(18,425)	(16,305)

Net premiums written	$86,253	$76,742	$353,752	$312,518

Net premiums earned	$86,695	$78,741	$329,983	$290,689
Net investment income	6,763	6,698	27,029	27,018
Net realized gains (losses) on investments	710	66	(1,211)	2,979
Fee and other income	141	78	534	562

Total revenues	94,309	85,583	356,335	321,248

Expenses:
Loss and loss adjustment expenses incurred	59,113	57,489	228,973	219,903
Underwriting and other operating costs	10,104	14,876	67,116	61,433
Interest expense	—	—	—	566
Policyholder dividends	62	544	1,042	2,203

Total expenses	69,279	72,909	297,131	284,105

Income before taxes	25,030	12,674	59,204	37,143
Income tax expense	7,587	3,448	15,567	7,790

Net income	$17,443	$9,226	$43,637	$29,353

AMERISAFE, INC. AND SUBSIDIARIES

Consolidated Statements of Income (cont.)

(in thousands, except share and per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2013	2012	2013	2012
Basic EPS:
Net income, as reported	$17,443	$9,226	$43,637	$29,353
Less allocated income to unvested shares	79	10	142	22

Net income available to common	$17,364	$9,216	$43,495	$29,331

Basic weighted average common shares	18,459,486	18,200,503	18,373,033	18,166,261
Basic earnings per common share	$0.94	$0.51	$2.37	$1.62
Diluted EPS:
Net income available to common – diluted	$17,364	$9,216	$43,495	$29,331

Diluted weighted average common shares:
Weighted average common shares	18,459,486	18,200,503	18,373,033	18,166,261
Stock options and performance shares	337,080	391,661	375,776	408,930

Diluted weighted average common shares	18,796,566	18,592,164	18,748,809	18,575,191
Diluted earnings per common share	$0.92	$0.50	$2.32	$1.58

AMERISAFE, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(in thousands)

	December 31,	December 31,
	2013	2012
	(unaudited)
Assets
Investments	$878,775	$808,116
Cash and cash equivalents	123,077	92,676
Amounts recoverable from reinsurers	75,326	101,352
Premiums receivable, net	171,579	141,950
Deferred income taxes	33,645	29,521
Deferred policy acquisition costs	19,171	18,419
Other assets	27,428	28,912

	$1,329,001	$1,220,946

Liabilities and shareholders’ equity
Liabilities:
Reserves for loss and loss adjustment expenses	$614,557	$570,450
Unearned premiums	164,296	140,528
Insurance-related assessments	25,428	22,244
Other liabilities	107,906	106,502
Total shareholders’ equity	416,814	381,222

Total liabilities and shareholders’ equity	$1,329,001	$1,220,946

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